Exhibit 10.26

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED 30th OCTOBER 2019

ORANGE UK HOLDINGS LIMITED

AND

CORPACQ LIMITED

DEED OF AGREEMENT

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

THIS AGREEMENT is dated 30th October 2019

BETWEEN:

This document outlines the Terms & Conditions upon which monies are to be advanced or have been advanced by:

1)	Orange UK Holdings Limited of 1 Goose Green, Altrincham, Cheshire, WA14 1DW (the “Lender”).

2)	CorpAcq Limited of 1 Goose Green, Altrincham, Cheshire, WA14 1DW (the “Borrower”).

(together, the “parties” and each a “party”).

BACKGROUND

A)	The Lender is advancing monies to the Borrower for the purpose of a cashflow loan for WH Good Limited

AGREED TERMS

Amount of Facility

The maximum amount of the loan facility is £1,650,000.00 (the “Facility”).

Repayment

Capital and Interest due 24 months from the date of this agreement.

Interest

9% per annum fixed.

Early Repayment

If the loan is repaid early then a 50% Early Redemption Penalty will apply to the total amount of Capital and Interest outstanding.

Conditions

a.	In the event of default, the lender has the right to charge interest at 5% above the Bank of England base rate from the original date the debt fell due.

b.	The borrower confirms that should a payment become outstanding for a period of 10 days or more, then the lender reserves the right to automatically terminate the agreement, without notice, and the remaining balance will become due, along with any fees and accrued interest, on demand. Should the lender pursue this through the courts then any legal fees will also be added to the balance.

GOVERNING LAW AND JURISDICTION

This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and interpreted in accordance with the law of England and Wales.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this Deed or its subject matter or formation (including non-contractual disputes or claims).

THIS DOCUMENT has been executed and delivered as a deed by the parties on the date stated at the beginning of this document.

Executed as a deed by ORANGE UK HOLDINGS LIMITED acting by a director, in the presence of:	/s/ Graham Young
Director

/s/ David Waddell
NAME: David Waddell
ADDRESS: [***]
OCCUPATION: Accountant

Signed as a deed by CORPACQ LIMITED in the presence of:	/s/ Nicholas Cattell

/s/ David Waddell
NAME: David Waddell
ADDRESS: [***]
OCCUPATION: Accountant

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